Exhibit 4.2

FORM OF CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES AND RIGHTS

OF THE

                     [CONVERTIBLE] [NONCUMULATIVE] [CUMULATIVE]

[PERPETUAL] PREFERRED STOCK

OF

JPMORGAN CHASE & CO.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

JPMORGAN CHASE & CO., a Delaware corporation (the “Corporation”), HEREBY CERTIFIES that the following resolution[s] [was][were] duly adopted by the Stock Committee of the Board of Directors of the Corporation in accordance with Section 151(g) of the General Corporation Law of the State of Delaware pursuant to authority conferred upon the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation and pursuant to the authority duly delegated thereto by the Board of Directors of the Corporation pursuant to Section 141(c) of the General Corporation Law of the State of Delaware and Section 3.03 of the By-Laws of the Corporation:

RESOLVED, that the Corporation be, and hereby is, authorized to issue a new series of its [Convertible] [Noncumulative] [Cumulative] [Perpetual] Preferred Stock, par value $1.00 per share, [with a liquidation preference of $     per share] on the following terms, with the following relative designations, powers, preferences, privileges, rights and restrictions:

1. Designation. The series of preferred stock shall be designated as                      [Convertible] [Noncumulative] [Cumulative] [Perpetual] Preferred Stock (hereinafter referred to as this “Series”), and the number of shares constituting this Series shall be                 . [This Series shall be perpetual, subject to the provisions of Section 3 hereof.] Shares of this Series shall have a stated value of $             per share. The number of authorized shares of this Series may be increased or decreased by further resolution duly adopted by the Board of Directors of the Corporation, the Stock Committee of the Board of Directors or by any other duly authorized committee of the Board of Directors (collectively, the “Board of Directors”) and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware; provided, however, that no increase shall increase the number of shares of this Series such that the total number of outstanding shares of preferred stock are in excess of the total number of authorized shares of preferred stock of the Corporation; and provided, further, that no decrease shall reduce the number of shares of this Series below the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2. Dividends. (a) The holders of shares of this Series shall be entitled to receive cash dividends, if, as and when declared by the Board of Directors, out of assets legally available for that purpose, in the amounts or at the rate set forth below in this Section 2. Dividends on the shares of this Series shall be payable, if, as and when declared by the Board of Directors, on                 ,                 ,                  and                  of each year (each, a “Dividend Payment Date”), commencing on                 . In the event that any Dividend Payment Date

would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividend will accumulate as a result of that postponement. Each such dividend shall be paid to the holders of record of shares of this Series as they appear on the stock register of the Corporation on such record date, not more than [60 nor less than 10] days preceding the payment date thereof, as shall be fixed by the Board of Directors.

A “Business Day” shall mean any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or required by law or regulation to be closed.

[IF THIS SERIES HAS FIXED RATE DIVIDENDS, INSERT THE FOLLOWING:

(b) Dividends payable on the shares of this Series for the period from                  through and including                      (the “Initial Dividend Period”) shall be                  per share. For each quarterly dividend period after the Initial Dividend Period (each such quarterly dividend period and the Initial Dividend Period being hereinafter referred to individually as a “Dividend Period”), which quarterly Dividend Periods shall commence on             ,             ,              and              of each year and shall end on and include the day next preceding the first day of the next such Dividend Period, dividends payable on the shares of this Series shall be payable at         % per annum of the stated value thereof. [IF THIS SERIES IS NONCUMULATIVE, INSERT THE FOLLOWING: Dividends on the shares of this Series shall not be cumulative. To the extent that any dividends payable on the shares of this Series on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accumulate and be payable, and the Corporation shall have no obligation to pay, and the holders of shares of this Series shall have no right to receive, dividends accumulated for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to shares of this Series.] [IF THIS SERIES IS CUMULATIVE, INSERT THE FOLLOWING: Dividends shall be cumulative from                     . Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not more than [60 nor less than 10] days preceding the payment date thereof, as may be fixed by the Board of Directors.]] [IF THIS SERIES HAS ADJUSTABLE DIVIDENDS, INSERT THE APPROPRIATE CALCULATION OF SUCH RATE]

[(b)[(c)] Dividends payable on this Series for any period greater or less than a full Dividend Period, other than the Initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than one month, the actual number of days elapsed in the period. [Dividends payable on this Series for each full Dividend Period shall be computed by annualizing the Dividend Rate and dividing by the number of Dividend Periods in a year.] Dollar amounts resulting from any such calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

[(c)[(d)] No full dividends shall be declared or paid or set aside for payment on the Preferred Stock of any series ranking, as to dividends, on a parity with or junior to this Series for any period unless [IF THIS SERIES IS NONCUMULATIVE, INSERT THE FOLLOWING: full dividends on the shares of this Series for the most recently completed Dividend Period have been or contemporaneously are declared and paid (or have been declared and a sum sufficient for the payment thereof set aside for such payment)] [IF THIS SERIES IS CUMULATIVE, INSERT THE FOLLOWING: full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set aside for such payment on this Series for all Dividend Periods terminating on or prior to the date of payment of such full cumulative dividends]. When dividends are not paid in full, as aforesaid, upon the shares of this Series and any other series of Preferred Stock ranking on a parity as to dividends with this Series, all dividends declared upon shares of this Series and any other series of Preferred Stock ranking on a parity as to dividends with this Series shall be declared pro rata so that the amount of dividends declared per share on this Series and such other Preferred Stock shall in all cases bear to each other the same ratio that [accumulated and] unpaid dividends per share [IF THIS SERIES IS NONCUMULATIVE, INSERT THE FOLLOWING: (which in the case of this Series shall include unpaid dividends for the Dividend Period commencing on the day following the immediately preceding Dividend Payment Date but shall not include accumulation of any dividends for prior Dividend Periods, unless previously declared)] on the shares of this Series and such other Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on this Series which may be in arrears.

[(d)][(e)] So long as any shares of this Series are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking on a parity with or junior to this Series as to dividends and upon liquidation, dissolution or winding up of the Corporation and other than as provided in paragraph [(c)][(d)] of this Section 2) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to or on a parity with this Series as to dividends or upon liquidation, dissolution or winding up of the Corporation, nor shall any Common Stock or any other stock of the Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation, dissolution or winding up of the Corporation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this Series as to dividends and upon liquidation, dissolution or winding up of the Corporation), unless, in each case, [IF THIS SERIES IS NONCUMULATIVE, INSERT THE FOLLOWING: full dividends on all outstanding shares of this Series shall have been paid or declared and set aside for payment in respect of the most recently completed Dividend Period] [IF THIS SERIES IS CUMULATIVE, INSERT THE FOLLOWING: full cumulative dividends on all outstanding shares of this Series shall have been paid or declared and set aside for payment for all past Dividend Periods].

[INSERT ANY OTHER PROVISIONS APPLICABLE TO DIVIDENDS WITH RESPECT TO THIS SERIES.]

3. Redemption.

[IF THIS SERIES IS REDEEMABLE AT A FIXED PRICE, INSERT THE FOLLOWING:

(a) [The shares of this Series are not redeemable prior to                             .] The Corporation, at its option, may redeem out of funds legally available therefor, in whole or in part, shares of this Series, at any time or from time to time, [on or after                 ,] at a redemption price of                          per share plus [accumulated and] unpaid dividends thereon (whether or not declared) [IF THIS SERIES IS NONCUMULATIVE, INSERT THE FOLLOWING: from the day following the immediately preceding Dividend Payment Date to, but not including, the date fixed for redemption (but without any accumulation for unpaid dividends for prior Dividend Periods on the shares of this Series)].]

[IF THIS SERIES IS REDEEMABLE AT VARIABLE PRICES, INSERT THE FOLLOWING: (a) [The shares of this Series are not redeemable prior to                         .] The Corporation, at its option, may redeem out of funds legally available therefor, in whole or in part, shares of this Series, at any time or from time to time, [on or after                 ,] at the applicable redemption price set forth below, plus [accumulated and] unpaid dividends thereon (whether or not declared) [IF THIS SERIES IS NONCUMULATIVE, INSERT THE FOLLOWING: from the day following the immediately preceding Dividend Payment Date to, but not including, the date fixed for redemption (but without any accumulation for unpaid dividends for prior Dividend Periods on the shares of this Series)]:

Date of Redemption	Redemption Price Per Share
On or after but prior to
On or after but prior to
On or after
]

[IF THIS SERIES IS REDEEMABLE PURSUANT TO A SINKING FUND, INSERT THE FOLLOWING:

(b) So long as any shares of this Series shall be outstanding, the Corporation shall on each of the dates set forth in the following schedule (“Sinking Fund Payment Dates”) set aside out of funds legally available therefor as is determined by the Board of Directors an amount sufficient for the redemption of, and shall redeem, the number of shares of this Series (or if less than that number of shares of this Series is then outstanding, that lesser number of shares) set forth opposite such Sinking Fund Payment Date:

Sinking Fund Payment Date	Number of Shares to be Redeemed

The redemption price of shares of this Series to be redeemed pursuant to the aforesaid sinking fund shall be $         per share, plus [accumulated and] unpaid dividends thereon (whether or not declared) [IF THIS SERIES IS NONCUMULATIVE, INSERT THE FOLLOWING: from the day following the immediately preceding Dividend Payment Date to, but not including, the date fixed for redemption (but without any accumulation for unpaid dividends for prior Dividend

Periods on the shares of this Series)]. The Corporation may, at its option, apply toward its sinking fund obligation any shares of this Series purchased or otherwise acquired by the Corporation or redeemed by the Corporation otherwise than through the sinking fund which have not previously been credited toward a sinking fund obligation. The obligation of the Corporation to redeem shares of this Series shall be cumulative, so that if for any year or years such requirements shall not be fully discharged as they accumulate, funds legally available therefor, after payment or provision for dividends, for each year thereafter shall be applied thereto until such requirements are fully discharged.]

[IF THIS SERIES IS SUBJECT TO EITHER OPTIONAL OR MANDATORY REDEMPTION, INSERT THE FOLLOWING:

[(b)][(c)] In the event that fewer than all the outstanding shares of this Series are to be redeemed [(by operation of a sinking fund or otherwise)], the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or by any other method as may be determined by the Board of Directors in its sole discretion to be equitable, provided that such method satisfies any applicable requirements of any securities exchange on which this Series is listed. Subject to the provisions of this Section 3, the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which the shares of this Series shall be redeemed from time to time.

[(c)][(d)] In the event the Corporation shall redeem shares of this Series [(by operation of a sinking fund or otherwise)], notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 or more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder’s address as the same appears on the stock register of the Corporation. Any notice mailed as provided in this Section 3[(c)][(d)] shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure to duly give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of this Series designated for redemption shall not affect the validity of the proceedings for redemption of any other shares of this Series. Each such notice shall state: (i) the redemption date; (ii) the number of shares of this Series to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; [and] (v) that dividends on the shares to be redeemed shall cease to accumulate on the redemption date [IF THIS SERIES IS CONVERTIBLE, INSERT THE FOLLOWING; and (vi) that such holder has the right to convert such shares into a number of shares of Common Stock prior to the close of business on the redemption date]. Notwithstanding the foregoing, if shares of this Series are held in book-entry form through The Depository Trust Company, the Corporation may give such notice in any manner permitted by The Depository Trust Company.

[(d)][(e)] If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares of this Series called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by it (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares of this Series called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall be cancelled and shall cease to be outstanding, all dividends with respect to such shares shall cease to accumulate after such redemption date, and all other rights with respect to such shares shall forthwith on such redemption date cease and terminate, except for the right of the holders thereof to receive the amount payable on such redemption from the Depositary Company at any time after the redemption date from the funds so deposited, without interest [IF THIS SERIES IS CONVERTIBLE, INSERT THE FOLLOWING: ; provided that, notwithstanding the foregoing, if notice of redemption has been given pursuant to this paragraph and any holder of shares of this Series shall, prior to the close of business on the redemption date, surrender for conversion any or all of the shares to be redeemed held by such holder in accordance with Section 4, then the conversion of such shares to be redeemed shall become effective as provided in Section 4]. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

[(e)][(f)] Any shares of this Series which shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

[(f)][(g)] Notwithstanding the foregoing provisions of this Section 3, if full dividends on all outstanding shares of this Series are in arrears, no shares of this Series shall be redeemed unless all outstanding shares of this Series are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire any shares of this Series; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of this Series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of this Series.]

[IF THIS SERIES IS NOT CONVERTIBLE, INSERT THE FOLLOWING:

4. Conversion. The holders of shares of this Series shall not have any rights to convert such shares into shares of any other class or series of capital stock of the Corporation.]

[IF THIS SERIES IS CONVERTIBLE FOR SHARES OF COMMON STOCK, INSERT THE FOLLOWING]

4. Conversion. (a) Subject to and upon compliance with the provisions of this Section 4, each holder of shares of this Series shall have the right, at such holder’s option, at any time [from and after             ], to convert any or all of the shares of this Series held by such holder into the number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion, for the purpose of determining the amount of any cash payments provided for under paragraph (c) of this Section 4, to the nearest .01 of a share of Common Stock, as the case may be, with one-half cent and .005 of a share, respectively, being rounded upward) obtained by dividing the stated value of a share of this Series by the Conversion Price (as defined below) and multiplying such resulting number by the number of shares of this Series to be converted, and by surrender of such shares of this Series so to be converted, such surrender to be made in the manner provided in paragraph (b) of this Section 4; provided, however, that the right to convert shares called for redemption pursuant to Section 3 hereof shall terminate at the close of business on the date fixed for such redemption unless the Corporation shall default in making payment of the amount payable upon such redemption.

The term “Conversion Price” shall mean $                , as adjusted in accordance with the provisions of this Section 4.

(b) In order to exercise the conversion privilege, the holder of each share of this Series to be converted shall surrender the certificate representing such share at the office of any transfer agent for the Common Stock and shall give written notice to the Corporation at said office that such holder elects to convert the same, specifying the name or names and denominations in which such holder wishes the certificate or certificates for the Common Stock to be issued (which notice may be in the form of a notice of election to convert which may be printed on the reverse of the certificates for the shares of this Series). Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of this Series is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or his duly authorized attorney, and by an amount sufficient to pay any transfer or similar tax.

The holders of shares of this Series at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares (except that holders of shares of this Series called for redemption on a redemption date between such record date and the Dividend Payment Date shall not be entitled to receive such dividend on such Dividend Payment Date) on the corresponding dividend payment date notwithstanding the conversion thereof or the Corporation’s default in payment of the dividend due on such Dividend Payment Date. However, shares of this Series surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding Dividend Payment Date (except shares called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of shares of this Series on a dividend payment record date who (or whose transferee) tenders any of such shares for conversion into shares of Common Stock on a Dividend Payment Date will receive the dividend payable by the Corporation on such shares of this Series on such date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of this Series for conversion. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

As promptly as practicable after the surrender of the certificates for shares of this Series as aforesaid, the Corporation shall issue and shall deliver at the office of any transfer agent for the Common Stock to such holder, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section 4, together with a certificate or certificates representing any shares of this Series which are not to be converted but which shall have constituted part of the shares of this Series represented by the certificate or certificates so surrendered, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in subparagraph (c) of this Section 4.

Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of this Series shall have been surrendered and such notice (and, if applicable, payment of an amount equal to the dividend payable on such shares) received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer register of the Corporation shall be closed on such date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer register are open, but such conversion shall be at the Conversion Price in effect on the date upon which such shares shall have been surrendered and such notice (and, if applicable, payment) received by the Corporation. All shares of Common Stock delivered upon conversion of the shares of this Series will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

(c) No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of shares of this Series. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of a share of this Series, the Corporation shall pay to the holder of such share of this Series an amount in cash (computed to the nearest cent, with one-half cent being rounded upward) equal to the reported last sales price (as defined in subparagraph (d)(v) of this Section 4) of the Common Stock on the Trading Day (as defined in subparagraph (d)(v) of this Section 4) next preceding the day of conversion multiplied by the fraction of a share of Common Stock represented by such fractional interest. If more than one share of this Series shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate stated value of the shares of this Series so surrendered.

(d) The Conversion Price shall be adjusted from time to time as follows:

(i) In case the Corporation shall (x) pay a dividend or make a distribution on the Common Stock in shares of Common Stock, (y) subdivide the outstanding Common Stock into a greater number of shares or (z) combine the outstanding Common Stock into a smaller number of shares, the Conversion Price shall be adjusted so that the holder of any share of this Series thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock of the Corporation which he would have owned or have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the record date in the case of a dividend or the effective date in the case of subdivision or combination. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the record date in the case of a dividend, except as provided in subparagraph (viii) below, and shall become effective immediately after the effective date in the case of a subdivision or combination. No adjustment in the Conversion Price shall be made if, at the same time as the Corporation shall issue shares of Common Stock as a dividend or distribution on the outstanding shares of Common Stock which would otherwise call for an adjustment in the Conversion Price, the Corporation shall issue shares of Common Stock as a dividend or distribution on the outstanding shares of this Series equivalent to the number of shares distributable on the shares of Common Stock into which this Series is then convertible.

(ii) In case the Corporation shall issue rights or warrants to all holders of shares of Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share of Common Stock (as defined for purposes of this subparagraph (ii) in subparagraph (v) below), at the record date for the determination of stockholders entitled to receive such rights or warrants, the Conversion Price in effect after such record date shall be determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the record date for issuance of such rights or warrants plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at such current market price, and the denominator of which shall be the number of shares of Common Stock outstanding on the record date for issuance of such rights or warrants plus the number of additional shares of Common Stock receivable upon exercise of such rights or warrants. Such adjustment shall be made successively whenever any such rights or warrants are issued, and shall become effective immediately, except as provided in subparagraph (viii) below, after such record date. In determining whether any rights or warrants entitled the holders of the shares of this Series to subscribe for or purchase shares of Common Stock at less than such current market price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Corporation for such rights or warrants plus the exercise price thereof, the value of such consideration or exercised price, as the case may be, if other than cash, to be determined by the Board of Directors.

(iii) In case the Corporation shall distribute to all holders of Common Stock any shares of capital stock of the Corporation (other than Common Stock) or evidences of its indebtedness or assets (excluding cash dividends or distributions paid from retained earnings of the Corporation or dividends payable in Common Stock) or rights or warrants to subscribe for or purchase any of its securities (excluding those rights or warrants referred to in subparagraph (ii) above) (any of the foregoing being hereinafter in this subparagraph (iii) called the “Securities”), then, in each such case, unless the Corporation elects to reserve such Securities for distribution to the holders of the shares of this Series upon the conversion of the shares of this Series so that any such holder converting shares of this Series will receive upon such conversion, in addition to the shares of the Common Stock to which such holder is entitled, the amount and kind of such Securities which such holder would have received if such holder had, immediately prior to the record date for the distribution of the Securities, converted its shares of this Series into Common Stock, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction the numerator of which shall be the current market price per share (as defined for purposes of this subparagraph (iii) in subparagraph (v) below) of the Common Stock on the record date mentioned above less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the Securities so distributed applicable to one share of Common Stock, and the denominator of which shall be the current market price per share (as defined in subparagraph (v) below) of the Common Stock; provided, however, that in the event the then fair market value (as so determined) of the portion of the Securities so distributed applicable to one share of Common Stock is equal to or greater than the current market price per share (as defined in subparagraph (v) below) of the Common Stock on the record date mentioned above, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of this Series shall have the right to receive the amount and kind of Securities such holder would have received had such holder converted each such share of this Series immediately prior to the record date for the distribution of the Securities. Such adjustment shall become effective immediately, except as provided in subparagraph (viii) below, after the record date for the determination of shareholders entitled to receive such distribution.

(iv) If, pursuant to subparagraph (ii) or (iii) above, the number of shares of Common Stock into which a share of this Series is convertible shall have been adjusted because the Corporation has declared a dividend, or made a distribution, on the outstanding shares of Common Stock in the form of any right or warrant to purchase securities of the Corporation, or the Corporation has issued any such right or warrant, then, upon the expiration of any such unexercised right or unexercised warrant, the Conversion Price shall forthwith be adjusted to equal the Conversion Price that would have applied had such right or warrant never been declared, distributed or issued.

(v) For the purpose of any computation under subparagraph (ii) above, the current market price per share of Common Stock on any date shall be deemed to be the average of the reported last sales prices for the thirty consecutive Trading Days (as defined below) commencing forty-five Trading Days before the date in question. For the purpose of any computation under subparagraph (iii) above, the current market price per share of Common Stock on any date shall be deemed to be the average of the reported last sales prices for the ten consecutive Trading Days before the date in question. The reported last sales price for each day (whether for purposes of subparagraph (ii) or subparagraph (iii)) shall be the reported last sales price, regular way, or, in case no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange at such time, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices on such day in the over-the-counter market or, if bid and asked prices for the Common Stock on each such day shall not have been reported, the average of the bid and asked prices for such date as furnished by any New York Stock Exchange member firm regularly making a market in the Common Stock selected for such purpose by the Board of Directors or, if no such quotations are available, the fair market value of the Common Stock as determined by a New York Stock Exchange member firm regularly making a market in the Common Stock selected for such purpose by the Board of Directors. As used herein, the Term “Trading Day” with respect to Common Stock means (x) if the Common Stock is listed or admitted for trading on the New York Stock Exchange or another national securities exchange, a day on which the New York Stock Exchange or such other national securities exchange is open for business or (y) otherwise, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(vi) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this subparagraph (F) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4 shall be made to the nearest cent or to the nearest .01 of a share, as the case may be, with one-half cent and .005 of a share, respectively, being rounded upward. Anything in this paragraph (d) to the contrary notwithstanding, the Corporation shall be entitled to make such reductions in the Conversion Price, in addition to those required by this paragraph (d), as it in its discretion shall determine to be advisable in order that any stock dividend, subdivision of shares, distribution of rights or warrants to purchase stock or securities, or distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable.

(vii) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall file with the transfer agent a certificate, signed by the Chairman of the Board of Directors, a Vice Chairman, the President, the Chief Financial Officer, an Executive Vice President, a Senior Vice President, a Managing Director, a Vice President, the Controller, an Assistant Controller, the Secretary, an Assistant Secretary or any Attorney-in-Fact of the Corporation, setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment; provided, however, that the failure of the Corporation to file such officers’ certificate shall not invalidate any corporate action by the Corporation.

(viii) In any case in which this paragraph (d) provides that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (y) issuing to the holder of any share of this Series converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (z) paying to such holder any amount of cash in lieu of any fractional share of Common Stock pursuant to paragraph (c) of this Section 4.

(e) Whenever the Conversion Price is adjusted as provided in paragraph (d), the Corporation shall cause to be mailed to each holder of shares of this Series at its then registered address by first-class mail, postage prepaid, a notice of such adjustment of the Conversion Price setting forth such adjusted Conversion Price and the effective date of such adjusted Conversion Price; provided, however, that the failure of the Corporation to give such notice shall not invalidate any corporate action by the Corporation.

(f) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversions of shares of this Series, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of this Series not theretofore converted. For purposes of this paragraph (f), the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of this Series shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

(g) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversions of shares of this Series pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of shares of this Series to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(h) Notwithstanding any other provision herein to the contrary, if any of the following events occur, namely (w) any reclassification or change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), (x) any consolidation, merger or combination of the Corporation with or into another corporation as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or (y) any sale or conveyance of the properties and assets of the Corporation as, or substantially as, an entirety to any other entity as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, then appropriate provision shall be made so that the holder of each share of this Series then outstanding shall have the right to convert such share into the kind and amount of the shares of stock and securities or other property or assets (including cash) that would have been receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance by a holder of the number of shares of Common Stock issuable upon conversion of such share of this Series immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance. The adjustments described in this paragraph (h) shall be subject to further adjustments as appropriate that shall be as nearly equivalent as may be practicable to the relevant adjustment provided for in this paragraph (h). If, in the case of any such consolidation, merger, combination, sale or conveyance, the stock or other securities and property receivable thereupon by a holder of shares of Common Stock includes shares of stock, securities or other property or assets (including cash) of an entity other than the successor or acquiring entity, as the case may be, in such consolidation, merger, combination, sale or conveyance, then the Corporation shall enter into an agreement with such other entity for the benefit of the holders of this Series that shall contain such provisions to protect the interests of such holders as the Board of Directors shall reasonably consider necessary by reason of the foregoing.

(i) Upon any conversion of shares of this Series, the shares of this Series so converted shall have the status of authorized and unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

5. Liquidation Rights. (a) Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the shares of this Series shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock or on any other class of stock ranking junior to this Series upon liquidation, dissolution or winding up of the Corporation, the amount of $       per share, plus an amount equal to [IF THIS SERIES IS CUMULATIVE, INSERT THE FOLLOWING: accumulated and unpaid dividends thereon (whether or not declared)] [IF THIS SERIES IS NONCUMULATIVE, INSERT THE FOLLOWING: unpaid dividends (without accumulation of undeclared dividends), if any, from the day following the immediately preceding Dividend Payment Date, to, but not including, the date of the liquidating distribution (but without any accumulation of unpaid dividends for prior Dividend Periods).]

(b) After the payment to the holders of the shares of this Series of the full liquidation distribution provided for in this Section 5, the holders of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

(c) If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the shares of this Series and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the shares of this Series are not paid in full, the holders of the shares of this Series and of such other shares shall share ratably in any such distribution of assets of the Corporation in proportion to the full respective distributions to which they are entitled.

(d) Neither the sale of all or substantially all the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other entity or the merger or consolidation of any other entity into or with the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation, voluntary or involuntary, for the purposes of this Section 5.

6. Ranking. For purposes of this resolution, any stock of any class or classes or series of the Corporation shall be deemed to rank:

(a) prior to the shares of this Series, either as to dividends or upon liquidation, dissolution or winding up of the Corporation, if the holders of stock of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of this Series;

(b) on a parity with shares of this Series, either as to dividends or upon liquidation, dissolution or winding up of the Corporation, or both, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of this Series (and whether or not such dividends shall accumulate), if the holders of shares of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up of the Corporation, as the case may be, in proportion to or otherwise based on their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of this Series; and

(c) junior to shares of this Series, either as to dividends or upon liquidation, dissolution or winding up of the Corporation, if such class or classes or series shall be Common Stock or if the holders of shares of this Series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or classes or series.

7. Voting Rights. [IF THIS SERIES HAS VOTING RIGHTS, INSERT THE APPLICABLE PROVISION: The shares of this Series shall have the voting rights set forth in the resolutions of the Board of Directors adopted on                             .]

[(a) The shares of this Series, except as provided herein or as otherwise from time to time required by law, shall have no voting rights. If and whenever, at any time or times, dividends payable on the shares of this Series have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the shares of this Series shall have the right, with holders of shares of any one or more other classes or series of any stock on a parity with the shares of this Series, either as to dividends or upon liquidation, dissolution or winding up of the Corporation, or both, as the content may require (such stock, “Parity Preferred Stock”) outstanding at the time upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”), voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders and at each subsequent annual meeting of stockholders until full dividends have been paid on the shares of this Series for at least four quarterly consecutive Dividend Periods, as applicable, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned. Upon any termination of the right of the holders of shares of this Series and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled only by the affirmative vote of the holders of shares of this Series voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then excercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(b) So long as any shares of this Series remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds in voting power of the shares of this Series and any Voting Parity Stock, voting together as a class, (i) authorize, create or issue any capital stock of the Corporation ranking, as to dividends or upon liquidation, dissolution or winding up of the Corporation, prior to such shares of this Series, or reclassify any authorized capital stock of the Corporation into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock, or (ii) amend, alter or repeal the certificate of designations for such shares of this Series, or the Certificate of Incorporation of the Corporation, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of such shares of this Series; provided, however, that if such amendment, alteration or repeal would adversely affect the voting powers, preferences or special rights of this Series but not any other series of preferred stock at the time outstanding, consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of all of the shares of this Series, voting as a class, shall be required in lieu of the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the shares of this Series and any Voting Parity Stock, voting together as a class. Any increase in the amount of authorized Common Stock or other authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock or the authorization, creation and issuance of other classes or series of stock, in each case ranking on a parity with or junior to the shares of this Series with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, shall not be deemed to adversely affect such powers, preferences or special rights.

(c) In exercising the voting rights set forth in this Section 7 or when otherwise granted voting rights by operation of law or by the Corporation, each share of this Series shall be entitled to [__] vote (the holders of shares of any other class or series of Voting Parity Stock being entitled to such number of votes, if any, for each share of such stock held as may be granted to them).

(d) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required or upon which the holders of shares of this Series shall be entitled to vote shall be effected, all outstanding shares of this Series shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.]

8. Amendment of Resolution. The Board of Directors reserves the right from time to time to amend this Certificate of Designations within the limitations provided by law, this resolution and the Certificate of Incorporation.

IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, under penalties of perjury, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set his hand this          day of                                     , 20[     ].

JPMORGAN CHASE & CO.

By:
Name:
	Title:	Corporate Secretary

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